Exhibit 4.1

DESCRIPTION OF THE REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934

As of December 31, 2019, Immunomedics, Inc. (the “Company”) had one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”): Common Stock, $0.01 par value per share (“Common Stock”). Shares of the Company’s Common Stock registered under Section 12 of the Exchange Act are listed on The Nasdaq Stock Market LLC.

DESCRIPTION OF COMMON STOCK

Authorized Capital Stock

The Company’s authorized capital stock consists of 250,000,000 shares of Common Stock and 10,000,000 shares of preferred stock, $0.01 par value per share.

Dividends, Voting Rights and Liquidation

Each stockholder of record is entitled to one vote for each outstanding share of Common Stock owned by that stockholder on every matter properly submitted to the stockholders for their vote. After satisfaction of the dividend rights of holders of any preferred stock, holders of Common Stock are entitled to any dividend declared by the Board of Directors out of funds legally available for that purpose. After the payment of liquidation preferences to holders of any preferred stock, holders of Common Stock are entitled to receive, on a pro rata basis, all remaining assets available for distribution to stockholders in the event of the Company’s liquidation, dissolution or winding up. The rights, preferences and privileges of holders of Common Stock are subject to, and may be injured by, the rights of the holders of shares of any series of preferred stock that the Company may designate and issue in the future.

No Preemptive or Similar Rights

The Company’s Common Stock has no preemptive or other subscription rights, and there are no conversion rights or redemption or sinking fund provisions with respect to such shares of Common Stock.

Transfer Agent and Registrar

Philadelphia Stock Transfer, Inc. is the transfer agent and registrar for the Company’s Common Stock.

Listing

The Company’s Common Stock is listed on The Nasdaq Stock Market LLC under the trading symbol “IMMU.”